As filed with the Securities and Exchange Commission on August 10, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HOME DIAGNOSTICS, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	22-2599392
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2400 NW 55 th Ct.	33309
Fort Lauderdale, FL	(Zip Code)
(Address of Principal Executive Offices)
HOME DIAGNOSTICS, INC.
2009 EQUITY INCENTIVE PLAN
(Full Title of Plan)
Peter Ferola
General Counsel and Secretary
Home Diagnostics, Inc.
2400 NW 55th Ct.
Fort Lauderdale, FL 33309
(Name and Address of Agent for Service)
Telephone Number, Including Area Code, of Agent for Service: (954) 332-2106
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price per	Aggregate Offering	Amount of
to be Registered	Registered	Share	Price (1)	Registration Fee
Common Stock Par Value $0.01	1,800,000	$6.48	$11,664,000	$650.85

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) of the Securities Act, on the basis of the average of the high and low sales prices per share of Common Stock of the Registrant as reported on NASDAQ Global Select Market reported on August 7, 2009, which was $6.48.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     This Registration Statement incorporates herein by reference the following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Home Diagnostics, Inc. (the “Company”):
(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(b)	Quarterly Report on Form 10-Q for the three months ended March, 31, 2009;

(c)	Quarterly Report on Form 10-Q for the three and six months ended June 30, 2009;

(d)	Definitive Proxy Statement filed with the Commission on April 25, 2009;

(e)	Current Reports on Form 8-K filed on May 4, 2009, May 11, 2009, and August 7, 2009; and

(f)	The description of the Company’s Common Stock which is contained in its Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments as reported for the purpose of updating such.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing hereof and prior to a filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; provided, however, that any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or item 7.01 of the Company’s current reports on Form 8-K, shall not be deemed to be incorporated herein by reference unless, and except to the extent, specified in such reports. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities
     Not applicable.
Item 5. Interest of Named Experts and Counsel
     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Peter Ferola, General Counsel and Secretary of the Company. As of August 10, 2009, Mr. Ferola did not beneficially own any shares of Common Stock, but holds options to purchase 5,000 shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify present and former directors, officers, employees or agents for the corporation.
     The certificate of incorporation of the Company provides, as authorized by Section 102(b)(7) of the DGCL, that a director will not be personally liable to the Company or any of the Company’s stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions do not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as it now exists or hereafter may be amended, or (4) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation of the Company also provides that if the DGCL is amended after the date of filing of the certificate of incorporation to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director, in addition to the limitation on personal liability provided for already, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this provision in the Company’s certificate of incorporation by the stockholders will be effective prospectively only, and will not adversely affect any limitation on the personal liability of a director existing at the time of such repeal or modification. The Company’s stockholders may not amend, repeal or adopt any provision inconsistent with the limitation of liability provision set forth in the Company’s certificate of incorporation, except by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock.
     The certificate of incorporation and bylaws of the Company also provide that it has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of it, or who is or was serving at its request as a director, officer, trustee, partner, employee or agent of one of its subsidiaries or of any other organization, against any liability asserted against that person or incurred by that person in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

5.1	Opinion of Peter Ferola as to validity of the issuance of the shares of Common Stock.*

10.1	Home Diagnostics, Inc. 2009 Equity Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 25, 2009).

23.1	Consent of Peter Ferola, General Counsel and Secretary of the Company (included as part of Exhibit 5.1).

23.2	Consent of PriceWaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm.*

24.1	Powers of Attorney

*	filed herewith

Item 9. Undertakings
(a) The Company hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the Registration Statement.
     2. That for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.
(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on this August 10, 2009.

HOME DIAGNOSTICS, INC.
Date: August 10, 2009	By:	*
Joseph H. Capper
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Ronald L. Rubin	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	August 10, 2009

* George H. Holley	Chairman of the Board	August 10, 2009

* Donald P. Parson	Vice Chairman of the Board	August 10, 2009

* G. Douglas Lindgren	Director	August 10, 2009

* Richard A. Upton	Director	August 10, 2009

* Tom Watlington	Director	August 10, 2009

* Joseph H. Capper	President, CEO and Director (Principal Executive Officer)	August 10, 2009

*	By /s/ Peter Ferola
Peter Ferola Attorney-in-Fact August 10, 2009

INDEX TO EXHIBITS

5.1	Opinion of Peter Ferola as to validity of the issuance of the shares of Common Stock. *

10.1	Home Diagnostics, Inc. 2009 Equity Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on April 25, 2009).

23.1	Consent of Peter Ferola, General Counsel and Secretary of the Company (included as part of Exhibit 5.1).

23.2	Consent of PriceWaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm.*

24.1	Powers of Attorney

*	filed herewith